Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

TITLE	STATE OF INCORPORATION
UBC Holding Company, Inc.	West Virginia

United Bank, Inc.	West Virginia

United Brokerage Services, Inc.	West Virginia

United Real Estate Property Services, Inc.	West Virginia

United Venture Fund, Inc.	West Virginia

United Title Company	West Virginia

George Mason Bankshares, Inc.	Virginia

United Bank	Virginia

GMBS Capital Management Co.	Nevada

GMBS Investment Co., LLC	Nevada

UBC Capital Management, Co.	Nevada

UBC Investment Co., LLC	Nevada

United Asset Management Corp.	Nevada

United Loan Management Co.	Nevada

Century Capital Trust I	District of Columbia

United Statutory Trust I	Connecticut

United Statutory Trust II	Delaware

United Statutory Trust III	Connecticut

United Statutory Trust IV	Delaware

Sequoia Trust I	Delaware

Sequoia Trust II	Delaware

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